GARY B. WOLFF, P.C.
COUNSELOR AT LAW	488 Madison Avenue Suite 1100 New York, New York 10022
Tel: (212) 644-6446 Fax: (212) 644-6498 Email: wolffpc@nyc.rr.com

Exhibit 5.1 and 23.2

January 19, 2009

United States Securities

and Exchange Commission

100 F Street, N. E.

Washington, D.C.   20549

Re:

DISCOUNT DENTAL MATERIALS, INC. (hereinafter “DDM”)

Registration Statement on Form S-1 Relating to a maximum of 1,200,000 shares of DDM Common Stock, par value $.001per share

Gentlemen:

I have been requested by DDM, a Nevada corporation, to furnish you with my opinion as to the matters  hereinafter set forth in connection with the  above  captioned  registration  statement  (the  “Registration  Statement”) covering a maximum of 1,200,000 shares which will be offered by DDM.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of DDM, each as amended to date, copies of the records of corporate proceedings of DDM, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolf